Exhibit 10.3

TEMPORARY ESCROW AGREEMENT

THIS TEMPORARY ESCROW AGREEMENT (this “Agreement”) is made and entered into as of September 19, 2014, by and among Vidara Therapeutics Holdings LLC, a Delaware limited liability company (“Holdings”), Horizon Pharma, Inc., a Delaware corporation (“Buyer” and, together with Holdings, sometimes referred to individually as a “Party” and collectively as the “Parties”, and together with the Escrow Agent, the “Agreement Parties”), and Citibank, National Association, as escrow agent (the “Escrow Agent”). Capitalized terms not defined herein shall have the meanings assigned to them in that certain Transaction Agreement and Plan of Merger, dated as of March 18, 2014 (as amended or otherwise modified from time to time, the “Merger Agreement”), by and among Holdings, Vidara Therapeutics International LTD., an Irish private limited company, Buyer and the other parties signatory thereto.

WHEREAS, the Merger Agreement contemplates the execution and delivery of this Agreement and the deposit by Buyer with the Escrow Agent of $2,750,000 (the “Temporary Escrow Amount”) in order to provide a source of funding as described in Section 2.11 of the Merger Agreement. The Parties wish such deposit to be subject to the terms and conditions set forth herein and in the Merger Agreement.

NOW THEREFORE, in consideration of the foregoing and of the mutual covenants hereinafter set forth, the Parties hereto agree as follows:

1. Appointment. The Parties hereby appoint the Escrow Agent as their escrow agent for the purposes set forth herein, and the Escrow Agent hereby accepts such appointment and agrees to act as escrow agent in accordance with the terms and conditions set forth herein.

2. Escrow Fund.

(a) Simultaneous with the execution and delivery of this Agreement, Buyer is depositing with the Escrow Agent the Temporary Escrow Amount. The Escrow Agent hereby acknowledges receipt of the Temporary Escrow Amount and shall hold the Temporary Escrow Amount, together with all products and proceeds thereof, including all interest, dividends, gains and other income (collectively, the “Escrow Earnings”) earned with respect thereto (collectively, the “Escrow Fund”) in a separate and distinct account, subject to the terms and conditions of this Agreement.

(b) For greater certainty, all Escrow Earnings shall be retained by the Escrow Agent and reinvested in the Escrow Fund and shall become part of the Escrow Fund; and shall be disbursed as part of the Escrow Fund in accordance with the terms and conditions of this Agreement.

3. Investment of Escrow Fund. During the term of this Agreement, the Escrow Fund shall be invested, as directed in writing by the Parties, in one or more of the following: (a) obligations issued or guaranteed by the United States of America or any agency or instrumentality thereof; (b) certificates of deposit or interest-bearing accounts of national banks rated with a bond rating of A+ or better; and (c) shares of a money market fund investing only in short-term U.S. Treasury obligations or obligations backed by short-term U.S. Treasury obligations, including, without limitation, any money market mutual fund, unless otherwise instructed jointly in writing by the Parties and as shall be acceptable to the Escrow Agent, acting reasonably. Such joint written instructions, if any, referred to in the foregoing sentence shall specify the type and identity of the investments to be purchased and/or sold. With respect to any such written instructions, the Escrow Agent will endeavor to comply with such instructions as soon as reasonably practicable. Subject to receipt of joint written instructions as referred to above, the Escrow Agent is hereby authorized to execute purchases and sales of those investments identified in the applicable joint instructions through the facilities of its own trading or capital markets operations or those of any affiliated entity. In the absence of such joint written direction to the contrary, the Temporary Escrow Amount shall be invested in the Citibank Demand Deposit Account (the “DDA”), a noninterest bearing deposit obligation of Citibank, N.A., or, if not available, such similar or successor account offered by the Escrow Agent (the DDA together with the investments described in clause (a), (b) and (c) of this Section 3, collectively, the “Permitted Investments”). The Parties understand that amounts on deposit in the DDA are insured up to a total of $250,000, per depositor, per insured bank (including principal and accrued interest) by the Federal Deposit Insurance Corporation (the “FDIC”), subject to the applicable rules and regulations of the FDIC. The Parties understand that deposits in the DDA in excess of such FDIC insured amount are not secured. The Escrow Agent shall have the right to liquidate any investments held in order to provide funds necessary to make required payments under this Agreement. The Parties recognize and agree that the Escrow Agent will not provide supervision, recommendations or advice relating to either the investment of the Escrow Fund or the purchase, sale, retention or other disposition of any investment described herein. The Escrow Agent shall not have any liability for any loss sustained as a result of any investment made pursuant to the terms of this Agreement or as a result of any liquidation of any investment made prior to its maturity under the terms and conditions of this Agreement or for the failure of the Parties to give the Escrow Agent instructions to invest or reinvest the Escrow Fund. The Escrow Agent or any of its affiliates may receive compensation from third parties with respect to any investment directed hereunder; provided that the foregoing shall not limit the Escrow Agent’s liability for its bad faith, willful misconduct or gross negligence. Except as expressly provided herein, the Escrow Fund shall not, in any manner, directly or indirectly, be assigned, hypothecated, pledged, alienated, released from escrow or transferred within escrow (or otherwise dealt with in any manner which has the economic effect of any of the foregoing acts, on a current or prospective basis).

The Escrow Agent shall have no obligation to invest or reinvest the property held in escrow pursuant to the terms hereof until the following Business Day if all or a portion of such property is deposited with the Escrow Agent after 12:00 PM Eastern Time on the day of deposit. Instructions to invest or reinvest funds that are received after 12:00 PM Eastern Time will be treated as if received on the following Business Day. The Escrow Agent shall have the power to sell or liquidate the foregoing investments whenever the Escrow Agent shall be required to distribute amounts from the Escrow Fund pursuant to the terms of this Agreement. Requests or instructions received after 12:00 PM Eastern Time by the Escrow Agent to liquidate all or any portion of the Escrow Fund will be treated as if received on the following Business Day. The Escrow Agent shall have no responsibility for any investment losses resulting from the investment, reinvestment or liquidation of the Escrow Fund, as applicable, provided that the Escrow Agent has made such investment, reinvestment or liquidation of the Escrow Fund in accordance with the terms, and subject to the conditions, of this Agreement and the foregoing shall not limit the Escrow Agent’s liability for its bad faith, willful misconduct or gross negligence.

The Parties to this Agreement acknowledge that non-deposit investment products are not obligations of, or guaranteed by, Citibank/Citigroup or any of its affiliates, are not FDIC insured and are subject to investment risks, including the possible loss of principal amount invested. Only deposits in the United States (e.g., the DDA) are subject to FDIC insurance.

The Escrow Agent is authorized, for any securities at any time held hereunder, to register such securities in the name of its nominee(s) or the nominees of any securities depository, and such nominee(s) may sign the name of any of the Parties hereto to whom or to which such securities belong and guarantee such signature in order to transfer securities or certify ownership thereof to tax or other Governmental Entities.

The Escrow Agent shall send an account statement to each of the Parties on a monthly basis reflecting activity in the Escrow Account for the preceding month. Although Buyer and Holdings each recognize that it may obtain a broker confirmation or written statement containing comparable information at no additional cost, Buyer and Holdings hereby agree that confirmations of Permitted Investments are not required to be issued by the Escrow Agent for each month in which a monthly statement is rendered. No statement need be rendered for the Escrow Account if no activity occurred for such month.

The delivery of the Escrow Fund is subject to the sale and final settlement of Permitted Investments. Proceeds of a sale of Permitted Investments will be delivered on the Business Day on which the appropriate instructions are delivered to the Escrow Agent if received prior to the deadline for same day sale of such Permitted Investments. If such instructions are received after the applicable deadline, proceeds will be delivered on the next succeeding Business Day.

4. Disposition and Termination of the Escrow Fund.

(a) Disposition of Escrow Fund. Upon receipt of a Joint Release Instruction with respect to the Escrow Fund, the Escrow Agent shall promptly, but in any event within two (2) Business Days after receipt of such Joint Release Instruction, disburse all or part of the Temporary Escrow Amount in accordance with such Joint Release Instruction. If at any time either of the Parties receives a Final Determination, then upon receipt by the Escrow Agent of a copy of such Final Determination from any Party, the Escrow Agent shall (A) promptly deliver a copy of such Final Determination to the other Party and (B) on the fifth (5th) Business Day following receipt by the applicable Party from the Escrow Agent of the Final Determination, disburse to Buyer and/or Holdings, as applicable, part or all, as the case may be, of the Temporary Escrow Amount (but only to the extent funds are available in the Escrow Fund) in accordance with such Final Determination. Subject to the terms of this Section 4(a), the Escrow Agent will act on such Final Determination without further inquiry.

(b) Termination. Except as provided in Section 8, this Agreement and the escrow arrangements contemplated by this Agreement shall terminate on the earliest to occur of (i) the date that the Escrow Fund is fully and finally distributed in accordance with the terms of this Agreement or (ii) the delivery to the Escrow Agent of a written notice of termination executed jointly by Buyer and Holdings (such notice, the “Termination Notice”).

(c) Disbursement Logistics.

(i) All payments of any part of the Escrow Fund pursuant to (x) Section 4(a) shall be made by wire transfer of immediately available funds or cashier’s check as set forth in the Joint Release Instruction or Final Determination, as applicable, or (y) Section 4(b)(ii) shall be made by wire transfer of immediately available funds or cashier’s check as set forth in the Termination Notice.

(ii) In the event a Joint Release Instruction or a Termination Notice is delivered to the Escrow Agent, whether in writing, by telecopier or otherwise, the Escrow Agent is authorized to seek confirmation of such instruction by telephone call back to the person or persons designated in Exhibits A-1 and A-2 annexed hereto (the “Call Back Authorized Individuals”), and the Escrow Agent may rely upon the confirmations of anyone purporting to be a Call Back Authorized Individual. To assure accuracy of the instructions it receives, the Escrow Agent may record such call backs. If the Escrow Agent is unable to verify the instructions, or is not satisfied with the verification it receives, it will not execute the instruction until all such issues have been resolved. The persons and telephone numbers for call backs may be changed only in writing actually received and acknowledged by the Escrow Agent.

(iii) Whenever the Escrow Agent pays all or any portion of the Temporary Escrow Amount pursuant to a Joint Release Instruction, Final Determination and/or Termination Notice, the Escrow Agent shall also pay therewith, as applicable, all Escrow Earnings earned through the date of payment on the underlying amount of the Temporary Escrow Amount being paid as set forth in such Joint Release Instruction, Final Determination and/or Termination Notice.

(d) Certain Definitions.

(i) “Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are not required or authorized by law to be closed in New York, New York.

(ii) “Final Determination” means a final non-appealable decision, judgment or award of any Governmental Entity of competent jurisdiction which may be issued, together with (A) a certificate of the prevailing Party to the effect that such decision, judgment or award is final and non-appealable and from a Governmental Entity of competent jurisdiction having proper authority and (B) the written payment instructions of the prevailing Party.

(iii) “Governmental Entity” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority, or any arbitrator, court or tribunal of competent jurisdiction.

(iv) “Joint Release Instruction” means the joint written instruction of Buyer and Holdings, which is executed by Buyer and Holdings, to the Escrow Agent directing the Escrow Agent to disburse all or a portion of the Escrow Fund, as applicable.

(v) “Person” means an individual, a partnership, a corporation, a limited liability company, an association, firm, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Entity or other entity.

5. Escrow Agent. The Escrow Agent undertakes to perform only such duties as are expressly set forth herein, which shall be deemed purely ministerial in nature, and no duties shall be implied. The Escrow Agent shall neither be responsible for, nor chargeable with, knowledge of, nor have any requirements to comply with, the terms and conditions of any other agreement, instrument or document between the Parties, in connection herewith, if any, including without limitation the Merger Agreement, nor shall the Escrow Agent be required to determine if any Person has complied with any such agreements, nor shall any additional obligations of the Escrow Agent be inferred from the terms of such agreements, even though reference thereto may be made in this Agreement. The Escrow Agent may rely upon and shall not be liable for acting or refraining from acting upon any Joint Release Instruction furnished to it hereunder and believed by it to be genuine and to have been signed and presented by the proper Party or Parties. Concurrent with the execution of this Agreement, the Parties shall deliver to the Escrow Agent authorized signers’ forms in the form of Exhibit A-1 and Exhibit A-2 attached hereto. The Escrow Agent shall be under no duty to inquire into or investigate the validity, accuracy or content of any such document, notice, instruction or request. The Escrow Agent shall have no duty to solicit any payments which may be due to the Escrow Fund. In the event that the Escrow Agent shall be uncertain as to its duties or rights hereunder or shall receive instructions, claims or demands from any Party hereto which, in its opinion, conflict with any of the provisions of this Agreement, it shall be entitled to refrain from taking any action and its sole obligation shall be to keep safely the Escrow Fund until it shall be directed otherwise in a Final Determination. The Escrow Agent may interplead all of the assets held hereunder into a court of competent jurisdiction or may seek a declaratory judgment with respect to certain circumstances, and thereafter be fully relieved from any and all liability or obligation with respect to such interpleaded assets or any action or non-action based on such declaratory judgment. The Escrow Agent may consult with legal counsel of its selection in the event of any dispute or question as to the meaning or construction of any of the provisions hereof or its duties hereunder. The Escrow Agent shall have no liability or obligation with respect to the Escrow Fund except for the Escrow Agent’s bad faith, willful misconduct or gross negligence. To the extent practicable, the Parties agree to pursue any redress or recourse in connection with any dispute (other than with respect to a dispute involving the Escrow Agent) without making the Escrow Agent a party to the same. Anything in this Agreement to the contrary notwithstanding, in no event shall the Escrow Agent be liable, directly or indirectly, for any (a) damages, losses or expenses arising out of the services provided hereunder, other than damages, losses or expenses which result from the Escrow Agent’s bad faith, gross negligence or willful misconduct, or (b) special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), other than in connection with the Escrow Agent’s bad faith, gross negligence or willful misconduct, even if the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

6. Resignation and Removal of Escrow Agent. The Escrow Agent (a) may resign and be discharged from its duties or obligations hereunder by giving thirty (30) calendar days advance notice in writing of such resignation to the Parties specifying a date when such resignation shall take effect or (b) may be removed, with or without cause, by Buyer and Holdings acting jointly at any time by providing written notice to the Escrow Agent. Any corporation or association into which the Escrow Agent may be merged or converted or with which it may be consolidated, or any corporation or association to which all or substantially all of the escrow business of the Escrow Agent’s corporate trust line of business may be transferred, shall be the Escrow Agent under this Agreement without further act. The Escrow Agent’s sole responsibility after such thirty (30) day notice period expires or after receipt of written notice of removal shall be to hold and safeguard the Escrow Fund (without any obligation to reinvest the same) and to deliver the same (i) to a substitute or successor escrow agent pursuant to a joint written designation from the Parties, (ii) as set forth in a Joint Release Instruction or (iii) in accordance with the directions of a Final Determination, at which time of delivery Escrow Agent’s obligations hereunder shall cease and terminate. In the event the Escrow Agent resigns, if the Parties have failed to appoint a successor escrow agent prior to the expiration of thirty (30) calendar days following receipt of the notice of resignation, the Escrow Agent may petition any court of competent jurisdiction for the appointment of such a successor escrow agent or for other appropriate relief, and any such resulting appointment shall be binding upon all of the Parties hereto.

7. Fees and Expenses. All fees and expenses of the Escrow Agent are described in Schedule 1 attached hereto and shall be paid fifty percent (50%) by Holdings and fifty percent (50%) by Buyer.

8. Indemnity. Each of the Parties shall jointly and severally indemnify, defend and save harmless the Escrow Agent and its affiliates and their respective successors, assigns, directors, officers, agents and employees (the “Indemnitees”) from and against any and all losses, damages, claims, liabilities, penalties, judgments, settlements, actions, suits, proceedings, litigation, investigations, costs or expenses (including the reasonable fees and expenses of in house or one outside counsel and experts and their staffs and all expense of document location, duplication and shipment) (collectively “Escrow Agent Losses”) arising out of or in connection with (a) the Escrow Agent’s execution and performance of this Agreement, tax reporting or withholding, the enforcement of any rights or remedies under or in connection with this Agreement, or as may arise by reason of any act, omission or error of the Indemnitee, except to the extent that such Escrow Agent Losses have been caused by the bad faith, gross negligence or willful misconduct of the Escrow Agent or any such Indemnitee, or (b) its following any instructions or other directions from Buyer or Holdings, except to the extent that its following any such instruction or direction is expressly forbidden by the terms hereof. The Parties hereto acknowledge that the foregoing indemnities shall survive the resignation or removal of the Escrow Agent or the termination of this Agreement. The Parties hereby grant the Escrow Agent a lien on, right of set-off against and security interest in, the Escrow Fund for the payment of any reasonable claim for indemnification, expenses and amounts due hereunder. In furtherance of the foregoing, the Escrow Agent is expressly authorized and directed, but shall not be obligated, upon prior written notice to the Parties, to charge against and withdraw from the Escrow Fund for its own account or for the account of an Indemnitee any amounts due to the Escrow Agent or to an Indemnitee under this Section 8. Notwithstanding anything to the contrary herein, Buyer and Holdings agree, solely as between themselves, that any obligation for indemnification under this Section 8 (or for reasonable fees and expenses of the Escrow Agent described in Section 7) shall be borne by the Party or Parties determined by a court of competent jurisdiction to be responsible for causing the loss, damage, liability, cost or expense against which the Escrow Agent is entitled to indemnification or, if no such determination is made, then one-half by Buyer and one-half by Holdings. The provisions of this Section 8 shall survive the resignation or removal of the Escrow Agent and the termination of this Agreement.

9. Tax Matters.

(a) Upon execution of this Agreement, each Party shall provide the Escrow Agent with a fully executed Internal Revenue Service (“IRS”) Form W-8, W-9 and/or other required documentation, as applicable, which shall include the Party’s taxpayer identification number assigned by the IRS. Unless otherwise directed in a joint written instruction executed by Holdings and Buyer, the Escrow Agent shall report to the IRS and as appropriate withhold and remit taxes to the IRS or to any other taxing authority as required by applicable law based upon the information or documentation so provided. The Escrow Agent shall be entitled to rely on such information and documentation and shall not be responsible for and shall be indemnified by Holdings and Buyer, severally and not jointly, for any additional tax, interest or penalty arising from the inaccuracy or late receipt of such information or documentation. Buyer and Holdings shall each be responsible for fifty percent (50%) of any such indemnification obligation arising under this Section 9.

(b) Buyer hereby acknowledges that, for U.S. federal and state income tax purposes, any Escrow Earnings shall be income of Buyer, whether or not the income has been disbursed by the Escrow Agent during a particular year and to the extent required under the provisions of the United States Internal Revenue Code of 1986, as amended (the “Code”). The Escrow Agent shall be responsible for reporting any Escrow Earnings to the IRS; provided that the Parties acknowledge that payments of any Escrow Earnings will be subject to backup withholding penalties unless a properly completed IRS form W-8 or W-9 certification is submitted to the Escrow Agent by Buyer. The Escrow Agent shall have no obligation to pay any taxes or estimated taxes.

(c) Subject to the provisions of Section 9(d), Buyer is required to prepare and file with the IRS to the extent required under the provisions of the Code and all required state and local departments of revenue any and all income or other tax returns applicable to the Escrow Fund.

(d) The Escrow Agent shall withhold any taxes required to be withheld by applicable law, including but not limited to required withholding in the absence of proper tax documentation, and shall remit such taxes to the appropriate authorities.

10. Covenant of Escrow Agent. The Escrow Agent hereby agrees and covenants with Buyer and Holdings that it shall perform all of its obligations under this Agreement and shall not deliver custody or possession of any of the Escrow Fund to anyone except pursuant to the express terms of this Agreement or as otherwise required by law.

11. Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been received (a) when personally delivered, (b) when transmitted via telecopy (or other facsimile device) to the applicable number set out below if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), (c) the day following the day (except if not a Business Day then the next Business Day) on which the same has been delivered prepaid to a reputable national overnight air courier service or (d) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid. Notices, demands and communications, in each case to the respective Persons, shall be sent to the applicable address set forth below, unless another address has been previously specified in writing to each of the Agreement Parties:

if to Buyer, then to:

Horizon Pharma, Inc.

520 Lake Cook Road, Suite 520

Deerfield, IL 60015

Attn: Timothy P. Walbert

Facsimile No.: (847) 572-1372

with a copy (which shall not constitute notice) to:

Cooley LLP

4401 Eastgate Mall

San Diego, CA 92121

Attn: Barbara Borden

Telephone No.: (858) 550-6000

Facsimile No.: (858) 550-6420

or, if to Holdings, then to:

c/o DFW Capital Partners

300 Frank W. Burr Blvd., Suite 5

Teaneck, NJ 07666

Attn: Keith W. Pennell, Managing Partner

Facsimile No.: (201) 836-5666

with a copy (which shall not constitute notice) to:

Mayer Brown LLP

1675 Broadway

New York, NY 10019

Attn: Reb D. Wheeler

Facsimile No.: (212) 849-5914

and

A&L Goodbody

The Chrysler Building

405 Lexington Avenue

Suite 33D

New York, New York 10174

Attention: Cian McCourt

Facsimile No.: (212) 333-5126

or, if to the Escrow Agent, then to:

Citi Private Bank

Citibank, N.A.

153 East 53rd Street, 21st Floor

New York, NY 10022

Attn: John P. Howard

Telephone No.: (212) 783-7109

Facsimile No.: (740) 834-8016

Notwithstanding the above, in the case of communications delivered to the Escrow Agent pursuant to the foregoing clause (c) or (d) of this Section 11, such communications shall be deemed to have been given on the date received by the Escrow Agent. In the event that the Escrow Agent, in its sole discretion, shall determine that an emergency exists, the Escrow Agent may use such other means of communication as the Escrow Agent deems appropriate.

12. Miscellaneous. This Agreement, together with the Merger Agreement (other than with respect to the Escrow Agent) constitutes the entire agreement among the Agreement Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof and is not intended to confer upon any other Person any rights or remedies hereunder. The provisions of this Agreement may be waived, altered, amended or supplemented, in whole or in part, only by a writing signed by all of the Agreement Parties. Neither this Agreement nor any right or interest hereunder may be assigned in whole or in part by any Agreement Party, except as provided in Sections 6 and 15, without the prior consent of the other Agreement Parties. This Agreement shall be governed by and construed under the laws of the State of Delaware. Each Agreement Party irrevocably waives any objection on the grounds of venue, forum non-conveniens or any similar grounds and irrevocably consents to service of process by mail or in any other manner permitted by applicable law and consents to the jurisdiction of the courts located in the State of Delaware. The Agreement Parties hereby waive any right to a trial by jury with respect to any lawsuit or judicial proceeding arising or relating to this Agreement. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. All signatures of the Agreement Parties may be transmitted by facsimile or electronic transmission in portable document format (.pdf), and such facsimile or .pdf will, for all purposes, be deemed to be the original signature of such Agreement Party whose signature it reproduces, and will be binding upon such Agreement Party. If any provision of this Agreement is determined to be prohibited or unenforceable by reason of any applicable law of a jurisdiction, then such provision shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions thereof, and any such prohibition or unenforceability in such jurisdiction shall not invalidate or render unenforceable such provisions in any other jurisdiction. The Parties represent, warrant and covenant that each document, notice, instruction or request provided by such Party to the Escrow Agent shall comply with applicable laws and regulations. Where, however, the conflicting provisions of any such applicable law may be waived, they are hereby irrevocably waived by the Parties hereto to the fullest extent permitted by law, to the end that this Agreement shall be enforced as written. Except as expressly provided in Section 8, any and all remedies expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other legal or equitable remedy conferred hereby and the exercise by any Party of one remedy shall not preclude the exercise of another. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to seek injunctive relief or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in addition to any other remedy to which they are entitled at law or in equity.

13. Compliance with Court Orders. In the event that any portion of the Escrow Fund shall be attached, garnished or levied upon by any court order, or the delivery thereof shall be stayed or enjoined by an order of a court, or any order, judgment or decree shall be made or entered by any court order affecting the Escrow Fund deposited under this Agreement, the Escrow Agent is hereby expressly authorized, in its sole discretion, to obey and comply with all writs, orders or decrees so entered or issued, which it is advised by legal counsel of its own choosing is binding upon it, whether with or without jurisdiction, and in the event that the Escrow Agent obeys or complies with any such writ, order or decree it shall not be liable to any of the Parties hereto or to any other Person, by reason of such compliance notwithstanding such writ, order or decree be subsequently reversed, modified, annulled, set aside or vacated.

14. Further Assurances. Following the date hereof, each Agreement Party shall deliver to the other Agreement Parties such further information and documents and shall execute and deliver to the other Agreement Parties such further instruments and agreements as any other Agreement Party shall reasonably request to consummate or confirm the transactions provided for herein, to accomplish the purpose hereof or to assure to any other Agreement Party the benefits hereof.

15. Assignment. No assignment of the interest of any of the Parties shall be binding upon the Escrow Agent unless and until written notice of such assignment shall be filed with and acknowledged by the Escrow Agent.

16. Force Majeure. The Escrow Agent shall not incur any liability for not performing any act or fulfilling any obligation hereunder by reason of any occurrence beyond its control (including, but not limited to, any provision of any present or future law or regulation or any act of any Governmental Entity, any act of God or war or terrorism, or the unavailability of the Federal Reserve Bank wire services or any electronic communication facility).

17. Use of Citibank Name. No publicly distributed printed or other material in any language, including prospectuses, notices, reports, and promotional material which mentions “Citibank” by name or the rights, powers, or duties of the Escrow Agent under this Agreement shall be issued by any of the Parties hereto, or on such Party’s behalf, without the prior written consent of the Escrow Agent.

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IN WITNESS WHEREOF, the Agreement Parties have executed this Agreement as of the date set forth above.

HOLDINGS:

VIDARA THERAPEUTICS HOLDINGS LLC

By:	/s/ Virinder Nohria
Name:	Virinder Nohria
Its:	President

BUYER:

HORIZON PHARMA, INC.

By:	/s/ Paul W. Hoelscher
Name:	Paul W. Hoelscher
Its:	Executive Vice President, Finance

ESCROW AGENT:

CITIBANK, N.A.

By:	/s/ William T. Lynch
Name:	William T. Lynch
Its:	Director